Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Microgy, Inc., a Colorado corporation

Microgy Holdings, LLC, a Delaware limited liability company

Microgy O&M, LLC, a Delaware limited liability company

MST Production, Ltd., a Texas limited partnership

MST GP, LLC, a Texas limited liability company

MST Estates, LLC, a Texas limited liability company

Hereford Biogas, L.L.C., a Texas limited liability company

Mission Biogas, L.L.C., a Texas limited liability company

Rio Leche Estates, L.L.C., a Texas limited liability company

Microgy Grand Island LLC, a Nebraska limited liability company

Microgy Riverdale, LLC, a California limited liability company

Microgy Hanford, LLC, a California limited liability company

Microgy Weld County, LLC, a Colorado limited liability company